FOSTER WHEELER LTD.

SUPPLEMENT NO. 1

TO

OFFER TO EXCHANGE DATED JUNE 30, 2005

     Offer to Exchange Common Shares for Any and All
of its Outstanding 9.00% Preferred Securities, Series I issued by
FW Preferred Capital Trust I (Liquidation Amount of $25 per Trust Security)
and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC
(CUSIP No. 302684 20 4)

_____________________

     The Offer to Exchange dated June 30, 2005 (the “Offer to Exchange”), and this Supplement No. 1 (this “Supplement”) relate to the offer by Foster Wheeler Ltd. to exchange (the “Exchange Offer”) its common shares, par value $0.01 for any and all of the outstanding 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I, or the “Trust,” (Liquidation Amount of $25 per Trust Security), or “Trust Securities.” The purpose of this Supplement is to provide additional information useful to holders of Trust Securities in considering their participation in the Exchange Offer. To the extent that the information contained in this Supplement is inconsistent with the Offer to Exchange, this Supplement shall supersede and replace the Offer to Exchange.

_____________________

     Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Offer to Exchange or this Supplement. Any representation to the contrary is a criminal offense.

_____________________

     We are making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Trust Securities. However, our regular employees may solicit tenders and will answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services.

     Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the SEC, we believe that the shares issued in the Exchange Offer, like the Trust Securities, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act of 1933.

_____________________

The date of this Supplement No. 1 is July 28, 2005

UPDATES TO THE OFFER TO EXCHANGE

     The following headings and page numbers correspond to the headings and page numbers in the Offer to Exchange. All cross-references in this section, unless otherwise noted, are to the section of the Offer to Exchange set forth in each such cross-reference.

General

          None of Foster Wheeler Ltd., Foster Wheeler LLC, the Trust, or their respective boards of directors, trustees, executive officers, the information agent or the exchange agent makes any recommendation to holders of Trust Securities as to whether to exchange or refrain from exchanging their Trust Securities. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange Trust Securities pursuant to the Exchange Offer and, if so, the aggregate principal amount of Trust Securities to exchange.

Summary (Page 1)

          The final sentence of first paragraph on page 1 under the heading “Summary” is deleted and replaced with the following:

  Unless we indicate otherwise, references in this offer to exchange to “we,” “us,” “our” and “ours” refer to Foster Wheeler Ltd., Foster Wheeler Holdings Ltd., Foster Wheeler LLC and all of their consolidated subsidiaries, which include all of the group’s operating companies. Foster Wheeler LLC is a direct, wholly-owned subsidiary of Foster Wheeler Holdings Ltd., which is in turn a direct, wholly-owned subsidiary of Foster Wheeler Ltd. When we refer to Foster Wheeler LLC, we refer only to Foster Wheeler LLC. The Trust is a direct, wholly-owned subsidiary of Foster Wheeler LLC. When we refer to the Trust, we refer only to FW Preferred Capital Trust I.

Summary—General Terms and Other Provisions of the Exchange Offer—Lock-up Agreement (Page 4)

          The first sentence of the paragraph opposite the heading “Lock-up Agreement” on page 4 is deleted and replaced with the following:

  We and three holders of trust securities, who together hold approximately 48.9% of the outstanding trust securities, have entered into a lock-up agreement dated June 27, 2005. None of the holders who has signed the lock-up agreement is an affiliate of Foster Wheeler, and no holder has, by signing the lock-up agreement, purchased securities. The holders who have signed the lock-up agreement will receive the same consideration in exchange for their trust securities as other holders who tender in the exchange offer.

Risk Factors—In the future, we may acquire any trust securities that are not tendered in the exchange offer for consideration different than that in the exchange offer (Page 7)

          After the last sentence under the risk factor headed “In the future, we may acquire any trust securities that are not tendered in the exchange offer for consideration different than that in the exchange offer,” the following sentence is inserted:

          As of the date of Supplement No. 1 to this offer to exchange, we do not have a current plan or intention with respect to future purchases of Trust Securities.

Risk Factors—If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you (Page 9)

          The final paragraph under the risk factor headed “If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you” is deleted.

Risk Factors—U.S. holders of trust securities who do not participate in the exchange offer will continue to recognize original issue discount income (Page 9)

          The final paragraph under the risk factor headed “U.S. holders of trust securities who do not participate in the exchange offer will continue to recognize original issue discount income” is deleted.

Forward Looking Statements (Page 24)

          The final paragraph under the heading “Forward Looking Statements” on page 24 is deleted and replaced with the following:

  You are advised to consult any additional disclosures Foster Wheeler Ltd. makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.

Unaudited Pro Forma Condensed Consolidated Financial Information (Page 27)

          The first two paragraphs under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information” on page 27 are deleted and replaced with the following:

  The unaudited pro forma condensed consolidated financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. It is not necessarily indicative of Foster Wheeler Ltd.’s future results of operations or results of operations that would have actually occurred had the events described below taken place as of the dates or for the periods presented.

  You should read this information together with the consolidated financial statements of Foster Wheeler Ltd. and its consolidated subsidiaries, including the notes contained in the consolidated financial statements, which are incorporated by reference in this offer to exchange.

Selected Financial Data (Page 33)

          The first paragraph under the heading “Selected Financial Data” on page 33 is deleted and replaced with the following:

  The following selected balance sheet data as of December 31, 2004 and December 26, 2003 and selected statement of operations data for each of the three fiscal years in the period ended December 31, 2004 have been derived from the audited consolidated financial statements of Foster Wheeler Ltd. included in its 2004 annual report on Form 10-K/A, which has been incorporated by reference in this offer to exchange. The selected balance sheet data as of March 26, 2004 has been derived from the unaudited condensed consolidated financial statements of Foster Wheeler Ltd., included in its quarterly report on Form 10-Q/A for the quarter ended March 26, 2004. The selected balance sheet data as of April 1, 2005 and the selected statement of operations data for the three months ended April 1, 2005 and March 26, 2004 have been derived from the unaudited condensed consolidated financial statements of Foster Wheeler Ltd., incorporated by reference in this offer to exchange and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Foster Wheeler Ltd.’s results for the three months ended April 1, 2005 may not be indicative of results that may be expected for the full year. The selected balance sheet data for 2002, 2001 and 2000, and the selected statement of operations data for the years ended 2001 and 2000, have been derived from Item 6 of Foster Wheeler Ltd.’s annual report on Form 10-K/A for the year ended December 31, 2004, which has been incorporated by reference in this offer to exchange. The operating data for each period displayed is derived from the books and records of Foster Wheeler Ltd. You should read this information together with the consolidated financial statements of Foster Wheeler Ltd., including the notes contained in those consolidated financial statements, which are incorporated by reference in this offer to exchange.

Description of the Exchange Offer—Conditions to the Exchange Offer (Page 40)

          The following paragraph is added after the last paragraph under the heading “Description of the Exchange Offer—Conditions to the Exchange Offer,” on page 41:

  Under the terms of the lock-up agreement, we must obtain the consent of each holder that is a party to the lock-up agreement prior to the waiver of any conditions to the exchange offer.

Description of the Exchange Offer—Procedures for Tendering Your Securities—Other Matters (Page 45)

          The final paragraph under the heading “Description of the Exchange Offer—Procedures for Tendering Your Securities—Other Matters” on page 45 is deleted.

Description of the Exchange Offer—Brokerage Commissions (Page 46)

          The sentence under the heading “Description of the Exchange Offer—Brokerage Commissions” on page 46 is deleted and replaced with the following:

  Holders that tender their trust securities directly to the exchange agent do not have to pay a brokerage commission to us or to our agents, although each holder should be aware that brokerage or other commissions or fees may be payable by such holder to its own brokers or agents, in accordance with each holder’s individual circumstances.

U.S. Federal Income Tax Considerations (Page 65)

          The final paragraph immediately before the heading “U.S. Federal Income Tax Considerations—Exchanging U.S. Holders” on page 66 is deleted.

Documents Incorporated by Reference (Page 70)

          The first paragraph under the heading “Documents Incorporated by Reference” on page 70 is deleted and replaced with the following:

  We are incorporating by reference into this offer to exchange documents that we have filed with the SEC. The information incorporated by reference is considered to be a part of this offer to exchange. We incorporate by reference the documents listed below:

The exchange agent for the Exchange Offer is:
The Bank of New York, London Branch

By Facsimile (for Eligible Institutions only):
(212)-298-1915
Confirmation: (212)-815-5788

By Mail, Hand Delivery and Overnight Courier:
The Bank of New York,
London Branch
c/o Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street – 7 East
New York, NY 10286
Attn: William Buckley

Questions, requests for assistance and requests for additional copies of the Offer To Exchange, this Supplement and related letter of transmittal may be directed to the information agent at its address or telephone number set forth below.

The information agent for the Exchange Offer is:
Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
(212) 754-8000
Shareholders Please Call Toll Free: (800) 607-0088
Banks and Brokers Call: (800) 654-2468
E-mail: fw.info@morrowco.com

FOSTER WHEELER LTD.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Lisa Fries Gardner
Telephone: (908) 730-4000
Facsimile: (908) 730-5300